May 28, 2008

Echo Bay Exploration Inc.
670 Sierra Rose Drive
Reno, Nevada USA  89511

Attention:

Al Kirkham

Dear Al:

Re:

Offer to Purchase Golden Eagle Property

Effective as of the date first above written (the “Effective Date”) Midway Gold Corp. and its wholly-owned subsidiary, MGC Resources Inc. (collectively, “Midway”), hereby offer to purchase from Echo Bay Exploration Inc., (“Echo Bay”) a Seventy-Five Percent (75%) undivided cotenancy interest in the real property more particularly described as Parcel A and a One Hundred Percent (100%) undivided interest in the real property more particularly described as Parcel B, both situated in Ferry County, Washington and described in Exhibit “A” hereto (the “Property”) all pursuant to the terms set forth in this Offer Letter.  Midway and Echo Bay are collectively referred to herein as the “Parties”.

1.

Representations and Warranties and Operating Agreement

Echo Bay represents and warrants that the Property is free from all encumbrances made by, through or under Echo Bay, except as reserved or described in that certain Special Warranty Deed from Newmont Mining Corporation to Echo Bay dated July 7, 2000 and recorded in the Records of Ferry County as Instrument No. 247680.  Each Party respectively represents and warrants that it is duly organized, has the full power and authority to enter into this Offer Letter, and that the Offer Letter, when signed, constitutes a valid and binding contract on its respective part.  The Parties acknowledge that the Property is subject to that certain Golden Eagle Operating Agreement between Santa Fe Pacific Gold Corporation (predecessor in interest to Echo Bay) and Hecla Mining Company dated September 6, 1996 (the “Operating Agreement”).

2.

Due Diligence

From the Effective Date until May 31, 2008, Echo Bay will allow Midway and its authorized representatives, including legal counsel and consultants, access to the Property and all information, books, records or other documents pertaining to the Property which are reasonably material to the purchase of the Property.  Midway shall keep all information and knowledge received confidential until the earlier of Closing or the second anniversary of the Effective Date. Midway shall, based upon its due diligence, have the right to terminate this Offer Letter by giving written notice to Echo Bay on or before May 31, 2008.

3.

Standstill

From the Effective Date until Closing or prior termination of this Offer Letter, Echo Bay agrees not to directly or indirectly, solicit, initiate or enter into discussions or any form of agreement for the sale or transfer of the Property or any interest therein, with any third party, or encourage or provide any information to any corporation or other entity regarding an acquisition of the Property, subject only to Echo Bay giving 60 days’ notice to Hecla Mining Company pursuant to the Operating Agreement.

4.

Purchase Price

The purchase price shall be One Million Five Hundred Thousand United States Dollars (U.S.$1,500,000), payable at Closing (the “Purchase Price”).

5.

Reserved Royalty

Echo Bay shall reserve a 2% NSR Royalty on all minerals produced from the Property conveyed at Closing, all as more specifically described in the Special Warranty Deed attached hereto as Exhibit “B”.

6.

Conditions to Closing

The following shall be conditions  to Closing:

(a)

that Hecla Mining Company shall not have elected to exercise that certain preemptive right in respect of the Property contained in the Operating Agreement; and

(b)

receipt by Midway of any necessary stock exchange or other regulatory approvals.

7.

Closing

Closing shall occur on August 7, 2008, or such earlier date as mutually agreed by the Parties.  At Closing, Midway shall deliver the Purchase Price to Echo Bay by wire transfer.  At Closing, Echo Bay shall deliver to Midway a fully executed Special Warranty Deed in the form of that attached hereto as Exhibit “B”.

8.

Indemnification

Midway shall defend, indemnify and hold Echo Bay and its Affiliates, and their officers, directors, employees, and agents harmless from and against any and all, without limitation, damages, losses, expenses, liens, obligations, claims, demands and causes of action of every kind and character for death, personal injury, property damage, or any other liability, whether known or unknown, foreseeable or unforeseeable arising out of or relating to ownership, possession or control of the Property; the condition of the Property; rehabilitation or reclamation of the Property; and any environmental liability of any type whatsoever relating to the Property, including costs, fines, penalties, attorneys’ fees and settlements to the full extent allowed by law.  This Section shall be broadly interpreted to the benefit of Echo Bay.  For purposes of this Section 8, “Affiliate” means any person organization or entity controlling, controlled by or under common control, where “control” means the possession, directly or indirectly, of the power to direct management and policies.

9.

Governing Law

This Offer Letter shall be governed in all respects, including validity, interpretation and effect, by the laws the State of Washington, without giving effect to the principles of conflicts of laws thereof, and the Parties hereby irrevocably submit and consent to the jurisdiction of the courts of the State of Washington, in respect of any matter arising hereunder or in connection herewith.

10.

Other

This Offer Letter may be executed and evidenced by a facsimile copy thereof and all such counterparts or facsimile counterparts shall constitute one document.  This Offer Letter will be binding upon, and will enure to the benefit of and be enforceable by the Parties hereto and their respective successors, and assigns; provided that no assignment of this Offer Letter will be permitted without the written consent of the other Party.  Each of Echo Bay and Midway shall each be responsible for its own costs and charges incurred with respect to this Offer Letter and Closing including, without limitation, all costs and charges incurred prior to Effective Date and all legal, accounting and brokers or finders fees and disbursements relating to this Offer Letter.  Subject to the provisions of the Operating Agreement, Echo Bay shall have a “right of first refusal” to toll mill any ore produced from the Property at its Kettle Mill.  The Parties will take such actions and execute such instruments as necessary to effectuate the intent of this Offer Letter.

11.

Survival

Sections 2, 8, 9, and 10 shall survive Closing.  Sections 2, 9, and 10 shall survive any termination of this Offer Letter.

Please sign this Offer Letter in the space provided to confirm our mutual understanding and agreement as set forth herein and return a signed copy to the undersigned.

Sincerely,

Accepted

MGC RESOURCES INC.

ECHO BAY EXPLORATION INC.

By:

By:

/s/ Alan Branham

/s/ Robert Taylor

Authorized Signatory

Authorized Signatory

MIDWAY GOLD CORP.

By:

/s/ Alan Branham

Authorized Signatory